January 27, 2017

Advisers Investment Trust

690 Taylor Road, Suite 210

Gahanna, OH 43230

Re:	Advisers Investment Trust; File Nos. 333-173080 and 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 50 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP